Exhibit 10.2

EXECUTION COPY

U.S. $185,000,000

BRIDGE CREDIT AGREEMENT

Dated as of October 31, 2006

among

BECKMAN COULTER, INC.

as Borrower

THE INITIAL LENDERS NAMED HEREIN

as Initial Lenders

CITICORP NORTH AMERICA, INC.

as Sole Administrative Agent

BANC OF AMERICA BRIDGE LLC

as Syndication Agent

CITIGROUP GLOBAL MARKETS INC.

and

BANC OF AMERICA SECURITIES LLC

as Lead Arrangers and Bookrunners

Schedules

Schedule 1 - List of Applicable Lending Offices

Exhibits

Exhibit A - Form of Promissory Note

Exhibit B - Form of Notice of Borrowing

Exhibit C - Form of Assignment and Acceptance

Exhibit D-1 - Form of Opinion of Assistant General Counsel of the Borrower

Exhibit D-2 - Form of Opinion of Latham & Watkins LLP, Counsel for the Borrower

BRIDGE CREDIT AGREEMENT

Dated as of October 31, 2006

Among BECKMAN COULTER, INC., a Delaware corporation (the “Borrower”), the banks, financial institutions and other institutional lenders (the “Initial Lenders”) listed on the signature pages hereof, CITICORP NORTH AMERICA, INC. (“CNAI”), a Delaware corporation, as sole administrative agent (the “Agent”) for the Lenders (as hereinafter defined), BANC OF AMERICA BRIDGE LLC, as syndication agent, and CITIGROUP GLOBAL MARKETS INC. and BANC OF AMERICA SECURITIES LLC, as lead arrangers and bookrunners (the “Arrangers”):

PRELIMINARY STATEMENT:

The Borrower has requested that the Lenders make loans to it in an aggregate principal amount not exceeding $185,000,000 at any one time outstanding to provide funds for the Acquisition ( as hereinafter defined), and the Initial Lenders are prepared to make such loans upon the terms and conditions hereof. Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms.

As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquisition” has the meaning specified in Section 2.15.

“Advance” means an advance by a Lender to the Borrower pursuant to Article II, and refers to a Base Rate Advance or a Eurodollar Rate Advance (each of which shall be a “Type” of Advance).

“Affected Lender” has the meaning specified in Section 2.16.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Agent’s Account” means the account of the Agent maintained by the Agent at Citibank with its office at 2 Penns Way, Suite 200, New Castle, Delaware 19720, Account No. 36852248, Attention: Bank Loan Syndications.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Margin” means, as of any date, a percentage per annum determined by reference to the Public Debt Rating of S&P, Moody’s and Fitch in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s/Fitch	Applicable Margin
Level 1
A- / A3 / A- or higher	0.500%
Level 2
Lower than Level 1, but at least BBB+ / Baa1 / BBB+	0.625%
Level 3
Lower than Level 2, but at least BBB / Baa2 / BBB	0.725%
Level 4
Lower than Level 3, but at least BBB- / Baa3 /BBB-	0.875%
Level 5
Lower than Level 4, but at least BB+ / Ba1 / BB+	1.000%
Level 6
Lower than Level 5	1.500%

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

(a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate;

(b) the sum (adjusted to the nearest 1/4 of 1% or, if there is no nearest 1/4 of 1%, to the next higher 1/4 of 1%) of (i) 1/2 of 1% per annum, plus (ii) the rate obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average (adjusted to the basis of a year of 360 days) being determined weekly on each Monday (or, if such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for Citibank with respect to liabilities consisting of or including (among other liabilities) three-month U.S. dollar non-personal time deposits in the United States, plus (iii) the average during such three-week period of the annual assessment rates estimated by Citibank for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation (or any successor) for insuring U.S. dollar deposits of Citibank in the United States; and

(c) 1/2 of one percent per annum above the Federal Funds Rate.

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.06(a)(i).

“Borrowing” means a borrowing consisting of Advances of the same Type made on the same day by the Lenders.

“Business Day” means a day of the year (other than a Saturday or Sunday) on which banks are not required or authorized by law to close in New York, New York and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

“Citibank” means Citibank, N.A., a national banking association organized and existing under the laws of the United States of America.

“Commitment” means, as to any Lender, (a) if such Lender is an Initial Lender, the amount set forth opposite such Lender’s name on the signature pages hereof or (b) if such Lender has entered into any Assignment and Acceptance, the amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 8.07(c), in each case as such amount may be reduced pursuant to Section 2.04.

“Compliance Certificate” has the meaning specified in Section 5.01(i)(i).

“Confidential Information” means information about the Borrower and its Subsidiaries or Lumigen Inc. and their existing and proposed operations, business plans, affairs, products and financial condition not generally disclosed to, or known by, the public that the Borrower furnishes to the Agent or any Lender pursuant to this Agreement.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.07 or 2.08.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than (i) trade payables that are payable on customary terms and incurred in the ordinary course of such Person’s business, and (ii) deferred compensation to any employee or director of the Borrower or any of its Subsidiaries), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all net obligations of such Person in respect of Hedge Agreements, (h) all Debt of others referred to in clauses (a) through (g) above or clause (i) below and other payment obligations (collectively, “Guaranteed Debt”) guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Guaranteed Debt or to advance or supply funds for the payment or purchase of such Guaranteed Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Guaranteed Debt or to assure the holder of such Guaranteed Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (i) all Debt referred to in clauses (a) through (h) above (including Guaranteed Debt) secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt; provided, however, that clauses (h) and (i) shall not include up to $75,000,000 (in the aggregate) of Debt of Persons other than the Borrower and its Subsidiaries outstanding at any time if and to the extent that (i) such Debt evidences a lease or purchase of goods or services by such Person from the Borrower or any Subsidiary of the Borrower, (ii) such Debt would not otherwise constitute Debt but for the fact that the Borrower or any Subsidiary of the Borrower (or any property of the Borrower or any Subsidiary of the Borrower) is subject to recourse liability for the payment or purchase of all or a portion thereof in connection with the sale of such Debt and (iii) such recourse liability does not exceed 15% of the sale price thereof.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Defaulting Lender” means, at any time, any Lender that, at such time, (a) has failed to make any Advance required to be made by such Lender to the Borrower pursuant to Section 2.01 at or prior to such time, or (b) has failed to pay any amount required to be paid by such Lender to the Agent or any other Lender hereunder at or prior to such time, including, without limitation, any amount required to be paid by such Lender to (i) the Agent pursuant to Section 2.02(d) to reimburse the Agent for the amount of any Advance made by the Agent for the account of such Lender, (ii) any other Lender pursuant to Section 2.14 to purchase any participation in Advances owing to such other Lender, and (iii) the Agent pursuant to Section 7.05 to reimburse the Agent for such Lender’s ratable share of any amount required to be paid by the Lenders to the Agent as provided therein, or (c) shall take any action or be the subject of any action or proceeding described in Section 6.01(e).

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

“EBITDA” means, for any period, net income (or net loss) for such period plus the sum of (a) Interest Expense for such period, (b) income and franchise tax expense for such period, (c) depreciation expense for such period, (d) amortization expense for such period, and (e) extraordinary charges and special, one-time charges for such period but only to the extent not in excess of 20% of EBITDA for such period calculated without giving effect to this clause (e), in each case determined in accordance with GAAP.

“Effective Date” has the meaning specified in Section 3.01.

“Eligible Assignee” means (i) a Lender, (ii) an Affiliate of a Lender, and (iii) any other financial institution having a combined capital and surplus of at least $250,000,000 or other accredited investor (as defined in Regulation D under the Securities Act), in each case, approved by the Agent and, unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 8.07, the Borrower, such approval not to be unreasonably withheld or delayed (it being understood that any objection by the Borrower to any Person reasonably considered by the Borrower to be a competitor, or an Affiliate of a competitor, of the Borrower shall be deemed to be not unreasonable); provided, however, that neither the Borrower nor an Affiliate of the Borrower shall qualify as an Eligible Assignee.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement by, to or against the Borrower or any Subsidiary of the Borrower or with respect to the business or properties of the Borrower or any Subsidiary of the Borrower relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials, in each case as applicable to the Borrower or any Subsidiary of the Borrower or with respect to the business or properties of the Borrower or any Subsidiary of the Borrower.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required to be obtained by the Borrower or any Subsidiary of the Borrower or required in respect of any business or properties of the Borrower or any Subsidiary of the Borrower under any Environmental Law.

“Equipment for Resale” means any instrument systems and related accessories and components manufactured or assembled by or on behalf of the Borrower or any of its Subsidiaries that are owned by the Borrower or such Subsidiary and held for placement or placed (pursuant to leases, bailment arrangements or rental agreements) in facilities of the Borrower’s or such Subsidiary’s customers (including distributors, commission representatives, agents and their customers).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the Borrower’s controlled group, or under common control with the Borrower, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution, or the written threat of institution, by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

“Eurodollar Rate” means, for any Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing, the interest rate per annum obtained by dividing (a) the offered rate in the London interbank market for deposits in United States dollars for a term comparable to such Interest Period, as shown on the Moneyline Telerate Markets page 3750 as of 11:00 a.m., London time, two Business Days prior to the first day of such Interest Period, provided that (i) if more than one offered rate as described above appears on such Moneyline Telerate Markets page, the rate computed pursuant to this clause (a) shall be the arithmetic average (rounded upward, if necessary, to the next higher 1/100 of 1%) of such offered rates, (ii) if the Agent ceases generally to use such Moneyline Telerate Markets page for determining interest rates based on eurodollar deposit rates, a comparable internationally recognized interest rate reporting service selected by the Agent shall be used by the Agent in lieu of such Moneyline Telerate Markets page, and (iii) if no such offered rates as described above appear on such Moneyline Telerate Markets page (or such comparable reporting service), the rate computed pursuant to this clause (a) shall be the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rates per annum at which deposits in U.S. dollars are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank’s Eurodollar Rate Advance (or, in the case of Citibank, CNAI’s Eurodollar Rate Advance) comprising part of such Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period, by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period. In the case of clause (a)(iii) above, the Eurodollar Rate for any Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.07.

“Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.06(a)(ii).

“Eurodollar Rate Reserve Percentage” for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Existing Credit Agreement” means the Amended and Restated Credit Agreement dated as of January 31, 2005 among the Borrower, the lenders parties thereto and Citicorp USA, Inc. as administrative agent for such lenders, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

“Fitch” means Fitch, Inc.

“Funded Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (c) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (d) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (e) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (f) all Funded Debt of others referred to in clauses (a) through (e) above or clause (g) below and other payment obligations (collectively, “Guaranteed Funded Debt”) guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Guaranteed Funded Debt or to advance or supply funds for the payment or purchase of such Guaranteed Funded Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Guaranteed Funded Debt or to assure the holder of such Guaranteed Funded Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (g) all Funded Debt referred to in clauses (a) through (f) above (including Guaranteed Funded Debt) secured by (or for which the holder of such Funded Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Funded Debt; provided, however, that clauses (f) and (g) shall not include up to $75,000,000 (in the aggregate) of Funded Debt of Persons other than the Borrower and its Subsidiaries outstanding at any time if and to the extent that (i) such Funded Debt evidences a lease or purchase of goods or services by such Person from the Borrower or any Subsidiary of the Borrower, (ii) such Funded Debt would not otherwise constitute Funded Debt but for the fact that the Borrower or any Subsidiary of the Borrower (or any property of the Borrower or any Subsidiary of the Borrower) is subject to recourse liability for the payment or purchase of all or a portion thereof in connection with the sale of such Funded Debt and (iii) such recourse liability does not exceed 15% of the sale price thereof.

“GAAP” means generally accepted accounting principles (subject to Section 1.03, consistent with those applied in the preparation of any financial statements referred to in Section 4.01(e) hereof) in the United States of America as in effect on the date of this Agreement, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements of the Financial Accounting Standards Board or in such other statement by such other entity as approved by a significant segment of the United States accounting profession.

“Granting Lender” has the meaning specified in Section 8.07(h).

“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency or commodity future or option contracts and other similar agreements.

“Interest Expense” means, for any period, the sum of (i) interest expense, including, without limitation and without duplication, (a) amortization of debt discount, (b) amortization of fees (including, without limitation, fees payable in respect of Hedge Agreements) payable in connection with the incurrence of Debt to the extent included in interest expense, and (c) the portion of any liabilities incurred in connection with capitalized leases allocable to interest expense, in each case of the Borrower and its Subsidiaries on a Consolidated basis, determined in accordance with GAAP for such period, and (ii) any dividends paid or accrued in respect of any preferred stock of the Borrower during such period.

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, and subject to clause (c) of this definition, nine months, as the Borrower may, upon notice received by the Agent not later than 1:00 P.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a) the Borrower may not select any Interest Period that ends after the Termination Date;

(b) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;

(c) in the case of any such Borrowing, the Borrower shall not be entitled to select an Interest Period having duration of nine months unless, by 4:00 P.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, each Lender notifies the Agent that such Lender will be providing funding for such Borrowing with such Interest Period (the failure of any Lender to so respond by such time being deemed for all purposes of this Agreement as an objection by such Lender to the requested duration of such Interest Period); provided that, if any or all of the Lenders object to the requested duration of such Interest Period, the duration of the Interest Period for such Borrowing shall be one, two, three or six months, as specified by the Borrower in the applicable Notice of Borrowing as the desired alternative to an Interest Period of nine months;

(d) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(e) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Inventory” shall have the meaning ascribed to such term under GAAP.

“Lenders” means the Initial Lenders and each Person that shall become a party hereto pursuant to Section 8.07.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Material Adverse Change” means any material adverse change (or any event or condition which, solely with the passage of time, has a substantial likelihood of causing or resulting in a Material Adverse Change) in the business, financial condition or operations of the Borrower and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition or operations of the Borrower and its Subsidiaries taken as a whole, (b) the rights and remedies of the Agent or any Lender under this Agreement or any Note or (c) the ability of the Borrower to perform its obligations under this Agreement or any Note.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and at least one Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Cash Proceeds” means the aggregate amount of cash and cash equivalents received in connection with any incurrence or issuance of Debt or the sale or issuance of any equity interests or equity-linked securities, net of the underwriting discounts and commissions and other similar payments, and other out-of-pocket costs, fees, commissions, premiums and expenses incurred by the issuer thereof in connection with such incurrence, sale or issuance.

“Note” means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Advances made by such Lender.

“Notice of Borrowing” has the meaning specified in Section 2.02.

“Other Taxes” has the meaning specified in Section 2.13.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Liens” means: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b) hereof; (b) Liens imposed by law, such as materialmen’s, mechanics’, landlords’, bailees’, carriers’, warehousmen’s, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 60 days or, if so overdue, are being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (c) pledges or deposits in the ordinary course of business to secure non-delinquent obligations incurred in the ordinary course of business (other than for borrowed money) or non-delinquent obligations under workers’ compensation or unemployment laws or similar legislation or to secure the performance of public regulatory obligations which are not delinquent, bid, surety and appeal bonds, performance bonds or other obligations of a like nature (other than for borrowed money), deposits with utility companies or insurance carriers in the ordinary course of business, and bankers’ liens or rights of setoff with respect to bank accounts; (d) Uniform Commercial Code financing statements (or similar statements under foreign laws) filed for precautionary purposes in connection with any true lease of property which is not prohibited under this Agreement and under which the Borrower or any of its Subsidiaries is lessee, provided that any such financing statement does not cover any property other than the property subject to such lease and the proceeds thereof; and Uniform Commercial Code financing statements filed in connection with any Liens otherwise permitted under this Agreement, provided that any such financing statements do not cover any property other than the property subject to such Liens and the proceeds thereof; (e) easements, rights of way and other non-monetary encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes; and (f) any Liens arising as a result of a sale or discount in the ordinary course of business by the Borrower or any Subsidiary of the Borrower of customer leases or other receivables for cash in a amount not less than the fair market value thereof (after taking into account customary reserves for losses, yield protection, fees and similar matters), provided that such Liens shall cover only the assets sold or the equipment subject to such leases and the proceeds thereof.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Public Debt Rating” means, as of any date, the lowest rating that has been most recently announced by S&P, Moody’s or Fitch, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Borrower. For purposes of the foregoing, (a) if only one of S&P, Moody’s and Fitch shall have in effect a Public Debt Rating, the Applicable Margin will be determined by reference to the available rating; (b) if none of S&P, Moody’s or Fitch shall have in effect a Public Debt Rating, the Applicable Margin will be set in accordance with Level 6 under the definition of Applicable Margin; (c) if the ratings established by S&P, Moody’s and Fitch shall fall within different levels and the ratings of two such agencies are at the same level, the Applicable Margin shall be based upon such ratings; (d) if the ratings established by S&P, Moody’s and Fitch shall fall within three different levels, the Applicable Margin shall be based upon the rating at the median level; (e) if any rating established by S&P, Moody’s or Fitch shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (f) if S&P, Moody’s or Fitch shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P, Moody’s or Fitch, as the case may be, shall refer to the then equivalent rating by S&P, Moody’s or Fitch, as the case may be.

“Purchase Agreement” means the Agreement and Plan of Merger by and among Lumigen Inc., the Borrower, NLACQCO, certain shareholders of Lumigen Inc. and A. Paul Schapp as the Shareholder representative.

“Reference Banks” means Citibank and Banc of America Bridge LLC

“Register” has the meaning specified in Section 8.07(c).

“Required Lenders” means, at any time, Lenders owed at least a majority in interest of the then aggregate unpaid principal amount of the Advances owing to Lenders, or, if no such principal amount is then outstanding, Lenders having at least a majority in interest of the Commitments.

“Responsible Officer” means the Chairman, the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer of the Borrower.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc.

“Significant Subsidiary” means each Subsidiary now existing or hereafter acquired or formed, and each successor thereto, which accounts for more than 5% of (i) the Consolidated gross revenues of the Borrower and its Subsidiaries, (ii) Consolidated EBITDA, or (iii) the Consolidated assets of the Borrower and its Subsidiaries, in each case, as of the last day of the most recently completed fiscal quarter of the Borrower with respect to which, pursuant to clauses (i) or (ii) of Section 5.01(i), financial statements have been, or are required to have been, delivered by the Borrower.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property constitutes an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 8.07(h).

“Specified Officer” means any Responsible Officer, the Secretary and General Counsel of the Borrower, and any other executive officer identified as such in the Borrower’s annual report on Form 10-K filed pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Taxes” has the meaning specified in Section 2.13.

“Termination Date” means the earliest of (a) October 30, 2007, (b) the date the Borrower notifies the Arrangers that the Acquisition has been abandoned, (c) the date upon which the Borrower receives Net Cash Proceeds equal to at least $185,000,000 from the issuance of debt or equity or equity-linked securities, the proceeds of which shall be used to fully fund the Acquisition and (d) the date of termination in whole of the Commitments pursuant to Section 2.04 or 6.01.

“Type” shall have the meaning ascribed to such term in the definition of the term “Advance”.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. In the event any “Accounting Change” (as defined below) shall occur and such changes affect the calculation of any financial covenant set forth in Section 5.03 of this Agreement, then the Borrower and the Lenders agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the financial condition of Borrower and its Subsidiaries shall be the same after such Accounting Change as if such Accounting Change had not been made, and until such time as such an amendment shall have been executed and delivered by the Borrower and Required Lenders, (A) such financial covenants, shall be calculated as if such Accounting Change had not been made, and (B) the Borrower shall include with each compliance certificate and the financial statements required to be delivered hereunder, a reconciliation that shows the differences between the financial statements delivered (which reflect such Accounting Change) and the basis for calculating financial covenant compliance (without reflecting such Accounting Change). “Accounting Change” means an accounting pronouncement issued or in effect on or after December 31, 2005 which results in a change in accounting principles required by generally accepted accounting principles and implemented by the Borrower.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01. The Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make a single Advance to the Borrower on any Business Day during the period from and including the Effective Date until November 30, 2006 in an amount not to exceed such Lender’s Commitment. Amounts borrowed under this Section 2.01 and repaid pursuant to Section 2.05 or prepaid pursuant to Section 2.09 may not be reborrowed.

SECTION 2.02. Making the Advances. (a) The Borrowing shall be made on notice, given not later than 1:00 P.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances, or on the same Business Day of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Agent, which shall give to each Lender prompt notice thereof by facsimile transmission or electronic mail message. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed promptly in writing, or facsimile transmission or electronic mail message, in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance. The Agent shall provide the Borrower with an acknowledgment of receipt of each Notice of Borrowing specifying a Eurodollar Rate Advance on the next Business Day. Each Lender shall, before 2:00 P.M. (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Agent at the Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing. Promptly after the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower no later than 4:00 P.M. (New York City time) at the Agent’s address referred to in Section 8.02.

(b) Anything in Section 2.02 (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Advances for any Borrowing if the aggregate amount of such Borrowing is less than $5,000,000 or if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.07 or 2.11 and (ii) the Eurodollar Rate Advances may not be outstanding as part of more than ten separate Borrowings.

(c) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(d) Unless the Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Agent such Lender’s ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with Section 2.02(a) and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.

(e) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

SECTION 2.03. Fees. Fees of the Agent and the Arrangers. The Borrower shall pay to the Agent and each of the Arrangers for their respective accounts such fees as may from time to time be agreed between the Borrower and the Agent and the Arrangers.

SECTION 2.04. Termination or Reduction of the Commitments. (a) Optional. The Borrower shall have the right, upon at least three Business Days’ notice to the Agent, to terminate in whole or permanently reduce ratably in part the unused portions of the respective Commitments of the Lenders, provided that each partial reduction shall be in the aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof.

(b) Mandatory. The Commitments shall be permanently reduced, in whole or in part, upon the receipt by the Borrower or its Subsidiaries of Net Cash Proceeds from (i) the incurrence or issuance by the Borrower or any of its Subsidiaries of any Debt for borrowed money (other than (A) intercompany Debt, (B) Debt incurred under the Existing Credit Agreement (or any refinancings thereof without increase of the principal amount), (C) commercial paper facilities, (D) cash management facilities, (E) other short term borrowings and (F) Debt incurred by any Subsidiary of the Borrower to finance operations of such Subsidiary) and (ii) the sale or issuance by the Borrower or any of its Subsidiaries of any equity interests or equity-linked securities in the capital markets, in each of case (A) and (B) in an amount equal to the amount of such Net Cash Proceeds. Each such reduction shall be applied ratably to the portions of the respective Commitments of the Lenders.

SECTION 2.05. Repayment. The Borrower shall repay to the Agent for the ratable account of the Lenders on the Termination Date the aggregate principal amount of the Advances then outstanding.

SECTION 2.06. Interest. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the Base Rate in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(ii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Eurodollar Rate for such Interest Period for such Advance plus (y) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the Borrower shall pay interest on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2.00% above the interest rate required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2.00% above the interest rate required to be paid on Base Rate Advances pursuant to clause (a)(i) above.

SECTION 2.07. Interest Rate Determination. (a) In the event that the Eurodollar Rate is to be determined in accordance with clause (a)(iii) of the definition thereof, each Reference Bank shall, upon request by the Agent, furnish to the Agent timely information for the purpose of determining such Eurodollar Rate. In such case, if any one or more of the Reference Banks shall not furnish such timely information to the Agent for the purpose of determining any such interest rate, the Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Bank. The Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.06(a)(i) or (ii), and the rate, if any, furnished by each Reference Bank for the purpose of determining the interest rate under Section 2.06(a)(ii).

(b) If, with respect to any Eurodollar Rate Advances, the Required Lenders notify the Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

(c) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify the Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.

(d) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $5,000,000, such Advances shall automatically Convert into Base Rate Advances.

(e) Upon the occurrence and during the continuance of any Event of Default, (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

(f) If no Reference Bank shall timely furnish information to the Agent for determining the Eurodollar Rate for any Eurodollar Rate Advances (in the event that clause (a)(iii) of the definition of Eurodollar Rate shall apply):

(i) the Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Advances,

(ii) each such Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

(iii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

SECTION 2.08. Conversion of Advances. The Borrower may on any Business Day, upon notice given to the Agent not later than 1:00 P.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.07 and 2.11, Convert all Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b) and no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(b). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted, and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower.

SECTION 2.09. Prepayments. (a) Optional. The Borrower may, upon same day notice not later than 12:00 noon (New York City time), with respect to Base Rate Advances or at least three Business Days’ notice with respect to Eurodollar Rate Advances to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) in the event of any such prepayment of a Eurodollar Rate Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(c).

(b) Mandatory. (i) The Borrower shall, on the first Business Day after the date of receipt of the Net Cash Proceeds by the Borrower or any of its Subsidiaries from (A) the incurrence or issuance by the Borrower or any of its Subsidiaries of any Debt for borrowed money (other than (1) intercompany Debt, (2) Debt incurred under the Existing Credit Agreement or refinancings thereof (without increase in the principal amount thereof), (3) commercial paper facilities, (4) cash management facilities, (5) other short term borrowings and (6) Debt incurred by any Subsidiary of the Borrower to finance operations of such Subsidiary) and (B) the sale or issuance by the Borrower or any of its Subsidiaries of any equity interests or equity-linked securities in the capital markets, prepay an aggregate principal amount of the Advances comprising part of the same Borrowings in an amount equal to the amount of such Net Cash Proceeds. Each such prepayment shall be applied ratably to the Advances comprising a Borrowing.

(ii) Each prepayment made pursuant to this Section 2.09(b) shall be made together with any interest accrued to the date of such prepayment on the principal amounts prepaid and, in the case of any prepayment of a Eurodollar Rate Advance on a date other than the last day of an Interest Period or at its maturity, any additional amounts which the Borrower shall be obligated to reimburse to the Lenders in respect thereof pursuant to Section 8.04(c). The Agent shall give prompt notice of any prepayment required under this Section 2.09(b) to the Borrower and the Lenders.

SECTION 2.10. Increased Costs. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation after the date hereof or (ii) the compliance with any guideline or request issued or made after the date hereof by any central bank or other governmental authority having jurisdiction over a Lender (whether or not having the force of law), there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances (excluding for purposes of this Section 2.10 any such increased costs resulting from (A) Taxes or Other Taxes (as to which Section 2.13 shall govern) and (B) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, within five days after written demand by such Lender together with a calculation of the amount demanded in reasonable detail (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, however, that the Borrower shall not be liable under this Section 2.10(a) for the payment of any such amounts incurred or accrued more than 90 days prior to the date on which notice of the event or occurrence giving rise to the obligation to make such payment is given to the Borrower hereunder; provided, further, that if the event or occurrence giving rise to such obligation is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof; provided further that (1) if the Borrower objects in good faith to any payment demanded under this Section 2.10(a) on or before the date such payment is due, then the Borrower and the Lender demanding such payment shall enter into discussions to review the amount due and the Borrower’s obligation to pay such amount to such Lender shall be deferred for 30 days after the original demand for payment and (2) if the Borrower and such Lender do not otherwise reach agreement on the amount due during such 30 day period, the Borrower shall pay to such Lender at the end of such 30 day period the amount certified by such Lender to be due. Subject to the last proviso in the preceding sentence, a certificate as to such amounts submitted to the Borrower and the Agent by any Lender shall be conclusive and binding for all purposes, absent manifest error. If any Lender shall request any payment from the Borrower under this Section 2.10(a) in respect of any increased costs, such Lender agrees, upon request by the Borrower, to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would avoid or reduce any such increased costs and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

(b) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation after the date hereof or (ii) the compliance after the date hereof with any guideline or request issued or made after the date hereof by any central bank or other governmental authority having jurisdiction over a Lender (whether or not having the force of law), there shall be any increase in the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender as a result of or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of such type, then, within five days after written demand by such Lender together with a calculation of the amount demanded in reasonable detail (with a copy of such demand to the Agent), the Borrower shall pay to the Agent for the account of such Lender from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend hereunder; provided, however, that the Borrower shall not be liable under this Section 2.10(b) for the payment of any such amounts incurred or accrued more than 90 days prior to the date on which notice of the event or occurrence giving rise to the obligation to make such payment is given to the Borrower hereunder; provided, further, that if the event or occurrence giving rise to such obligation is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof; provided further that (1) if the Borrower objects in good faith to any payment demanded under this Section 2.10(b) on or before the date such payment is due, then the Borrower and the Lender demanding such payment shall enter into discussions to review the amount due and the Borrower’s obligation to pay such amount to such Lender shall be deferred for 30 days after the original demand for payment and (2) if the Borrower and such Lender do not otherwise reach agreement on the amount due during such 30 day period, the Borrower shall pay to such Lender at the end of such 30 day period the amount certified by such Lender to be due. Subject to the last proviso in the preceding sentence, a certificate as to such amounts submitted to the Borrower and the Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

(c) Any determination under this Section 2.10 in respect of CNAI shall be made as though Citibank were a party to this Agreement in place of CNAI.

SECTION 2.11. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation, after the date hereof, makes it unlawful, or any central bank or other governmental authority having jurisdiction over a Lender asserts after the date hereof that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Agent, (a) each Eurodollar Rate Advance will automatically, upon the later of such demand and the date required by applicable law, Convert into a Base Rate Advance and (b) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

SECTION 2.12. Payments and Computations. (a) The Borrower shall make each payment hereunder and under the Notes, irrespective of any right of counterclaim or set-off, not later than 12:00 noon (New York City time) on the day when due in U.S. dollars to the Agent at the Agent’s Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or facility fees ratably (other than amounts payable pursuant to Section 2.10, 2.13 or 8.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(d), from and after the effective date specified in such Assignment and

Acceptance, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or under the Note held by such Lender, to charge from time to time against any or all of the Borrower’s accounts with such Lender any amount so due.

(c) All computations of interest based on the Base Rate and of utilization fee (to the extent such utilization fee relates to Base Rate Advances) shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of facility fees or utilization fees (to the extent such utilization fee relates to Eurodollar Advances or shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or facility fees are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or facility fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

SECTION 2.13. Taxes. (a) Except as provided in Section 2.13(f), any and all payments by the Borrower hereunder or under the Notes shall be made, in accordance with Section 2.12, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, taxes imposed on its overall net income, and franchise taxes imposed in lieu thereof, by the jurisdiction under the laws of which such Lender or the Agent is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its overall net income, and franchise taxes imposed in lieu thereof, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Agent, (i) except as provided in Section 2.13(f), the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.13) such Lender or the Agent receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other governmental authority in accordance with applicable law.

(b) In addition, the Borrower shall pay when due any present or future stamp or documentary taxes or any other excise, property or similar taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or any other documents to be delivered hereunder or from the execution, delivery or registration of, performance under or otherwise with respect to, this Agreement or the Notes or any other documents to be delivered hereunder (hereinafter referred to as “Other Taxes”).

(c) The Borrower shall indemnify each Lender and the Agent for and hold it harmless against the full amount of Taxes or Other Taxes and for the full amount of taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.13, imposed on or paid by such Lender or the Agent, as the case may be, and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. These indemnification payments shall be made within 30 days from the date on which such Lender or the Agent makes written demand therefor, accompanied by a calculation in reasonable detail of the amount demanded and evidence of the Taxes, Other Taxes or taxes of any kind imposed by any jurisdiction on amounts payable under this Section 2.13 imposed or paid by the Agent or any Lender.

(d) Within 30 days after the date of any payment of Taxes, by the Borrower pursuant to this Section 2.13, the Borrower shall furnish to the Agent, at its address referred to in Section 8.02, evidence reasonably satisfactory to the Agent of such payment.

(e) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender, and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long as such Lender remains lawfully able to do so), shall provide each of the Agent and the Borrower with two original Internal Revenue Service forms W-8BEN or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes. In addition to the forms described in the immediately preceding sentence, each Lender organized under the laws of a jurisdiction outside the United States shall, upon the request of the Borrower or the Agent in writing, (i) provide each of the Agent and the Borrower with two further copies of such forms or other appropriate certification of such forms on or before the date that any such form expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form delivered to the Borrower, and (ii) obtain such extensions of the time for the filing and renew such forms and certifications thereof as may be reasonably requested by the Borrower or the Agent. If the form (or forms) provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that, if at the date of the Assignment and Acceptance pursuant to which a Lender assignee becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) of this Section 2.13 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. For purposes of this subsection (e), the term “United States” shall have the meaning specified in Section 7701 of the Internal Revenue Code.

(f) For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form described in Section 2.13(e) or failed to seek an extension of the time for filing such successor form as required in writing to do so by the Agent or the Borrower in accordance with Section 2.13(e) (other than if such failure is due to a change in law occurring subsequent to the date on which a form originally was required to be provided, or if such form otherwise is not required under subsection (e) above), such Lender shall not be entitled to indemnification under Section 2.13(a) or (c) with respect to Taxes imposed by the United States by reason of such failure; provided, however, that, should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps (at such Lender’s expense) as the Lender shall reasonably request to assist the Lender to recover such Taxes.

(g) In the event that an additional payment is made under Section 2.13(a) or (c) for the account of any Lender or Agent, such Lender or Agent, as applicable, shall determine whether it has received or been granted a Tax Benefit (as defined hereinafter), and if such Lender or Agent, as applicable, in its sole discretion, determines that it has finally and irrevocably received or been granted a credit against or release or remission for, or repayment of, any tax paid or payable by or for it in respect of or calculated with reference to such payment or the deduction or withholding giving rise to such payment (a “Tax Benefit”), such Lender or Agent shall, to the extent that it determines that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment pay to the Borrower such amount as such Lender shall, in its sole discretion, have determined to be attributable to such Tax Benefit and which will leave such Lender (after such payment) in no worse position than it would have been in if the Borrower had not been required to make such payment, deduction or withholding. Nothing herein contained shall interfere with the right of a Lender to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender or Agent to claim any tax credit or to disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender or Agent to do anything that would prejudice its ability to benefit from any other credits, reliefs, remissions or repayments to which it may be entitled.

(h) If the Borrower is required to pay any amount to any Lender or the Agent pursuant to subsection (a), (b), or (c) of this Section 2.13, then such Lender or the Agent shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office so as to eliminate (or, if elimination is not reasonably possible, to minimize) any such additional payment by the Borrower which may thereafter accrue, if such change in the sole judgment of such Lender or the Agent, as the case may be, is not otherwise disadvantageous to such Lender or the Agent.

(i) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower and each Lender and Agent contained in this Section 2.13 shall survive the repayment of the Advances and the other obligations hereunder or under the Notes and the termination of the Commitments hereunder.

SECTION 2.14. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances owing to it (other than pursuant to Section 2.10, 2.13 or 8.04(c)) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.14 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

SECTION 2.15. Use of Proceeds. The proceeds of the Advances shall be available (and the Borrower agrees that it shall use such proceeds) solely to finance the acquisition of Lumigen Inc. (the “Acquisition”), and to pay related costs and expenses.

SECTION 2.16. Replacement of Lenders. If any Lender (a) requests the payment of additional amounts under Sections 2.10 or 2.13, (b) is unable to make Eurodollar Rate Advances in accordance with Section 2.11, (c) is a Defaulting Lender, or (d) refuses to consent to a proposed amendment, waiver or other modification which requires the consent of all Lenders and has been approved by Required Lenders (any such Lender, an “Affected Lender”), then Borrower may, at its option replace such Lender with an Eligible Assignee (which may be another Lender or an Affiliate of a Lender) which executes and delivers to the Affected Lender an Assignment and Acceptance with respect to the Commitments of the Affected Lender, and in such case the Affected Lender shall execute and deliver to such replacement lender an Assignment and Acceptance and, in consideration of the purchase, at par, without premium or penalty, of the Note of such Affected Lender and the assumption of its obligations hereunder, assign to the replacement lender its Commitments and outstanding Advances hereunder. In the event of an assignment under this Section, the processing fee referred to in Section 8.07 hereof shall be paid by the Borrower, provided, that no such fee shall be paid if the assignment is to an existing Lender.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01. Conditions Precedent to Effectiveness of Section 2.01. Section 2.01 of this Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied:

(a) There shall have occurred no Material Adverse Change since December 31, 2005.

(b) There shall exist no action, suit, investigation, litigation or proceeding affecting the Borrower or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (i) would have a Material Adverse Effect or (ii) would be reasonably likely to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby.

(c) All material governmental and third party consents and approvals necessary in connection with the transactions contemplated hereby shall have been obtained (without the imposition of any conditions to any governmental consents that are not reasonably acceptable to the Lenders) and shall remain in effect, and no law or regulation shall be applicable in the reasonable judgment of the Lenders that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated hereby.

(d) The Borrower shall have notified the Agent in writing as to the proposed Effective Date.

(e) The Borrower shall have paid all accrued fees and expenses of the Agent, the Arrangers and the Lenders (including the accrued fees and expenses of counsel to the Agent for which an invoice has been received prior to the Effective Date).

(f) On the Effective Date, the following statements shall be true and the Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Borrower, dated the Effective Date, stating that:

(i) The representations and warranties contained in Section 4.01 are correct on and as of the Effective Date, and

(ii) No event has occurred and is continuing that constitutes a Default.

(g) The Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Agent and (except for the Notes) in sufficient copies for each Lender:

(i) Duly executed counterparts of this Agreement and Notes payable to the order of each of the Lenders, respectively.

(ii) Certified copies of the resolutions of the Board of Directors of the Borrower approving this Agreement and the Notes, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the Notes.

(iii) A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the Notes and the other documents to be delivered hereunder.

(iv) A favorable opinion of each of (A) the Assistant General Counsel to the Borrower, and (B) Latham & Watkins LLP, counsel for the Borrower, in substantially the forms of Exhibits D-1 and D-2 hereto, respectively.

(v) A favorable opinion of Shearman & Sterling LLP, counsel for the Agent, in form and substance satisfactory to the Agent.

(vi) Such other information, certificates and documents as the Agent may reasonably request on behalf of itself or any Lender.

(h) All of the conditions precedent to the consummation of the Acquisition (other than the payment of the proceeds of Advances) shall have been satisfied substantially in accordance with the Purchase Agreement, with no amendment, modification or waiver adverse to the interests of the Lenders in any material respect except as agreed to by the Arrangers.

SECTION 3.02. Conditions Precedent to Each Borrowing. The obligation of each Lender to make an Advance on the occasion of each Borrowing shall be subject to the conditions precedent that the Effective Date shall have occurred, and on the date of such Borrowing (a) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Borrowing such statements are true):

(i) the representations and warranties contained in Section 4.01 (except the representations set forth in the last sentence of subsection (e) thereof and in subsection (f)(i) thereof) are true and correct on and as of the date of such Borrowing, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case as though made on and as of such earlier date); and

(ii) no event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom that constitutes a Default;

and (b) the Agent shall have received such other approvals, opinions or documents as any Lender through the Agent may reasonably request.

SECTION 3.03. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Borrower, by notice to the Agent, designates as the proposed Effective Date, specifying its objection thereto. The Agent shall promptly notify the Lenders of the occurrence of the Effective Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

(a) The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) The execution, delivery and performance by the Borrower of this Agreement and the Notes, and the consummation of the transactions contemplated hereby, are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene the Borrower’s charter or by-laws, (ii) violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award binding on the Borrower or any property of the Borrower or (iii) conflict with or result in a breach of any contractual restriction binding on or affecting the Borrower, except, in the case of (ii) or (iii) above, to the extent that such contravention could not reasonably be expected to have a Material Adverse Effect.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Borrower of this Agreement or the Notes.

(d) This Agreement has been, and each of the Notes when delivered hereunder will have been, duly executed and delivered by the Borrower. This Agreement is, and each of the Notes when delivered hereunder will be, the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with their respective terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors generally and the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law.

(e) The Consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2005, and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of KPMG LLP, independent public accountants, and the Consolidated balance sheet of the Borrower and its Subsidiaries as at June 30, 2006, and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the six months then ended, copies of which have been delivered or made available to the Lenders, fairly present in all material respects, subject, in the case of said balance sheet as at June 30, 2006, and said statements of income and cash flows for the six months then ended, to year-end audit adjustments and the presentation of footnotes, the Consolidated financial condition of the Borrower and its Subsidiaries as at such dates and the Consolidated results of the operations of the Borrower and its Subsidiaries for the periods ended on such dates. Since December 31, 2005, there has been no Material Adverse Change.

(f) There is no pending or, to the knowledge of any Specified Officer, threatened action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, against the Borrower or any of its Subsidiaries or affecting the properties of the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) would have a Material Adverse Effect or (ii) would be reasonably likely to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby.

(g) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System (“Regulation U”)), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(h) Neither the Borrower nor any of its Subsidiaries is an “investment company”, or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended. Neither the making of any Advances, nor the application of the proceeds or repayment thereof by the Borrower will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

(i) No written factual information, exhibit or report furnished by the Borrower in writing to the Agent or any Lender in connection with the negotiation of this Agreement or pursuant to the terms of this Agreement, contains, as of the date furnished, any untrue statement of a material fact or omits to state a material fact necessary to make the statements made therein, taken as a whole, not misleading in the light of the circumstances under which such information, exhibit or report was delivered.

(j) The Borrower and its Subsidiaries taken as a whole are and, after the receipt and application of each of the Advances in accordance with the terms of this Agreement, will be Solvent.

ARTICLE V

COVENANTS OF THE BORROWER

SECTION 5.01. Affirmative Covenants

So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will:

(a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with Regulation U, ERISA, Environmental Laws and the Patriot Act, if failure to so comply could reasonably be expected to have a Material Adverse Effect.

(b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim (A) that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained or (B) if the failure to pay or discharge any such tax, assessment, charge or claim could not reasonably be expected to have a Material Adverse Effect.

(c) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates.

(d) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Significant Subsidiaries to preserve and maintain, (i) its corporate existence and (ii) its rights (charter and statutory), permits, licenses, approvals, privileges and franchises in each jurisdiction where necessary or where failure to do so could reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrower and its Subsidiaries may consummate any merger, consolidation, liquidation, dissolution or winding up permitted under Section 5.02(b) and provided, further that neither the Borrower nor any of its Subsidiaries shall be required to preserve any right or franchise if the officers authorized by the Board of Directors of the Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Borrower or the Lenders.

(e) Visitation Rights. At any reasonable time during normal business hours and from time to time, on reasonable prior notice to the Borrower, permit the Agent or any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower, and to discuss the affairs, finances and accounts of the Borrower with any of its officers or directors and, in the company of a Responsible Officer or his designee, with their independent certified public accountants; provided, however, that when a Default exists, the Agent or any Lender (or any of their respective representatives or independent contractors), may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

(f) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct (in all material respects) entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

(g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its material properties that are useful or necessary in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

(h) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under this Agreement with any of their Affiliates on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate; provided, however, that this Section 5.01(h) shall not apply to transactions between or among the Borrower and its Subsidiaries.

(i) Reporting Requirements. Furnish to the Lenders:

(i) as soon as available and in any event within 50 days after the end of each of the first three quarters of each fiscal year of the Borrower, the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by a Responsible Officer as having been prepared in accordance with generally accepted accounting principles, together with a certificate of a Responsible Officer as to compliance with the terms of this Agreement and setting forth, in a form reasonably satisfactory to the Agent, the calculations necessary to demonstrate compliance with Section 5.03 (a “Compliance Certificate”), provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP;

(ii) as soon as available and in any event within 95 days after the end of each fiscal year of the Borrower, a copy of the annual audit report for such year for the Borrower and its Subsidiaries, containing the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case accompanied by an opinion of KPMG LLP or other independent public accountants acceptable to the Required Lenders that the Consolidated financial statements fairly present in all material respects the financial position and results of operations and cash flows of the Borrower and its Subsidiaries in conformity with generally accepted accounting principles (without qualification as to going concern or scope of audit), together with a Compliance Certificate, provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP;

(iii) as soon as possible and in any event within two Business Days after any Responsible Officer obtains knowledge of the occurrence of any Default continuing on the date of such statement, a statement of a Responsible Officer setting forth details of such Default or other event and the action that the Borrower has taken and proposes to take with respect thereto;

(iv) promptly after the sending or filing thereof, copies of all quarterly and annual reports and proxy solicitations that the Borrower sends to its public securityholders, and copies of all reports on Form 8-K that the Borrower or any Subsidiary files with the Securities and Exchange Commission;

(v) promptly after, and in any event within two Business Days after a Specified Officer obtains knowledge of, the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Borrower or any of its Subsidiaries of the type described in Section 4.01(f); and

(vi) such other information respecting the Borrower or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request.

SECTION 5.02. Negative Covenants

So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will not:

(a) Liens, Etc. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income (except by a Subsidiary in favor of the Borrower or any of its Subsidiaries), other than:

(i) Permitted Liens,

(ii) purchase money Liens (including capital leases) upon or in any real or personal property (tangible or intangible) acquired or held by the Borrower or any Subsidiary to secure the purchase price of such property or to secure Debt incurred solely for the purpose of financing the acquisition, construction or improvement of such property, or Liens existing on such property at the time of its acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property) or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided, however, that no such Lien shall extend to or cover any properties of any character other than the property being acquired, constructed or improved and the proceeds thereof and no such extension, renewal or replacement shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced and the proceeds thereof, provided, further that the aggregate principal amount of the indebtedness secured by the Liens referred to in this clause (ii) shall not exceed 100% of the fair market value of property so acquired at the time of acquisition.

(iii) the Liens existing on the Effective Date and permitted under the Existing Credit Agreement,

(iv) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower or on assets acquired by the Borrower or any Subsidiary of the Borrower existing at the time that such assets are acquired; provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary, and proceeds thereof,

(v) possessory rights of customers of the Borrower and its Subsidiaries in Equipment for Resale arising under leases, bailment arrangements and rental agreements entered into in the ordinary course of business of the Borrower or such Subsidiary,

(vi) Liens upon specific items of Inventory and the proceeds thereof securing the obligations of the Borrower or any of its Subsidiaries in respect of bankers’ acceptances issued or created for the account of the Borrower or such Subsidiary to facilitate the purchase, shipment or storage of such Inventory,

(vii) Liens arising in connection with trade letters of credit issued to secure the purchase of Inventory in the ordinary course of business of the Borrower and its Subsidiaries, provided that such Liens shall cover only the documents in respect of which such letters of credit were issued, the goods covered thereby and the insurance proceeds of such goods,

(viii) Liens arising out of judgments or awards (other than any judgment described in Section 6.01(f) or (g) hereof and constituting an Event of Default thereunder) in respect of which, within 30 days after the imposition thereof, the Borrower or any of its Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review and shall have secured a subsisting stay of execution pending such appeal or proceedings for review, provided it shall have set aside on its books adequate reserves, in accordance with GAAP, with respect to such judgment or award,

(ix) security and other deposits made by the Borrower or any Subsidiary of the Borrower under the terms of any lease or sublease of property entered into by the Borrower or any such Subsidiary in the ordinary course of business,

(x) voluntary Liens in favor of the PBGC arising in connection with any insufficiency resulting from the actions of, and with respect to any Plan of the Borrower or any ERISA Affiliate, securing obligations not exceeding $75,000,000,

(xi) other Liens securing Debt in an aggregate principal amount not to exceed $75,000,000 at any time outstanding,

(xii) sales or discounts in the ordinary course of business by the Borrower or any Subsidiary of the Borrower of customer leases or other receivables for cash in an amount not less than the fair market value thereof (after taking into account customary reserves for losses, yield protection, fees and similar matters), and

(xiii) the replacement, extension or renewal of any Lien permitted by clause (iii) or (iv) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount by more than the sum of accrued and unpaid interest and normal and customary costs, fees and expenses payable in connection therewith or change in any direct or contingent obligor) of the Debt secured thereby.

(b) Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or permit any of its Subsidiaries to do so, except that (i) any Subsidiary of the Borrower may merge or consolidate with or into, or dispose of assets to, any other Subsidiary of the Borrower, (ii) any Subsidiary of the Borrower may merge into or dispose of assets to the Borrower, (iii) the Borrower may merge with any other Person so long as the Borrower is the surviving corporation, and (iv) any Subsidiary of the Borrower may merge into or dispose of its assets to any other Person so long as such merger or disposition does not involve all or substantially all of the assets of the Borrower and its Subsidiaries taken as a whole; provided, in each case, that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom. Any voluntary liquidation, dissolution or winding up of any Subsidiary of the Borrower shall be deemed to be a merger for purposes of this subsection.

(c) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any significant change in accounting policies or reporting practices, except as required or permitted by generally accepted accounting principles or any applicable law, rule or regulation, except that any Subsidiary may change its fiscal year to that of the Borrower.

(d) Change in Nature of Business. Permit the material business activities, taken as a whole, of the Borrower and its Subsidiaries to be altered in any substantial and material way.

(e) Speculative Transactions. Engage, or permit any of its Subsidiaries to engage, in any transaction involving commodity options or futures contracts or any similar speculative transactions except to hedge the exposure of the Borrower or its Subsidiaries to the underlying commodity, interest rate or foreign currency.

(f) Subsidiary Debt. Permit its Subsidiaries to incur Debt to a Person other than the Borrower or any of its Subsidiaries in excess of $250,000,000, in the aggregate, at any time outstanding.

SECTION 5.03. Financial Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will:

(a) Leverage Ratio. Maintain, at the end of each fiscal quarter of the Borrower, a ratio of Consolidated Funded Debt as of such date to Consolidated EBITDA for the four fiscal quarters ending on such date of not greater than 3.25:1.00.

(b) Interest Coverage Ratio. Maintain, at the end of each fiscal quarter of the Borrower, a ratio of Consolidated EBITDA to Interest Expense of not less than 3.5:1.0 for the four fiscal quarters ending on such date.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) The Borrower shall fail to pay any principal of any Advance when the same becomes due and payable; or the Borrower shall fail to pay any interest on any Advance or make any other payment of fees or other amounts payable under this Agreement or any Note within three Business Days after the same becomes due and payable; or

(b) Any representation or warranty made or deemed made by the Borrower herein or by the Borrower (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made or deemed made; or

(c) (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d), (e) or (i)(iii), 5.02 or 5.03, (ii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in Section 5.01(i) (other than clause (iii) thereof) if such failure shall remain unremedied for three Business Days after the earlier of (A) knowledge thereof by any Specified Officer and (B) the date on which written notice thereof shall have been given to the Borrower by the Agent or any Lender; or (iii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after the earlier of (A) knowledge thereof by any Specified Officer and (B) the date on which written notice thereof shall have been given to the Borrower by the Agent or any Lender; or

(d) The Borrower or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal or notional amount of at least $75,000,000 in the aggregate (but excluding Debt outstanding hereunder) of the Borrower or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, and as a result thereof the maturity of such Debt is accelerated; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof (except for (x) any secured debt that becomes due by reason of the sale or other disposition of the asset securing such debt provided such debt is repaid at the time of such sale or disposition and (y) any debt of a Subsidiary that becomes due by reason of the sale or other disposition of such Subsidiary provided such debt is repaid at the time of such sale or disposition); or

(e) The Borrower or any of its Significant Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Significant Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors (except for any such liquidation or winding up of any Significant Subsidiary of the Borrower permitted under this Agreement), or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any of its Significant Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f) Judgments or orders for the payment of money in excess of $75,000,000 in the aggregate shall be rendered against the Borrower or any of its Significant Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be an Event of Default under this Section 6.01(f) to the extent that and for so long as (i) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified of, and has not declined the claim made for payment of, the amount of such judgment or order; or

(g) Any non-monetary judgment or order shall be rendered against the Borrower or any of its Subsidiaries that is reasonably likely to have a Material Adverse Effect, and there shall be any period of 10 consecutive Business Days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h) (i) Any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of the Borrower (or other securities convertible into such Voting Stock) representing 40% or more of the combined voting power of all Voting Stock of the Borrower; or (ii) during any period of up to 12 consecutive months, commencing before or after the date of this Agreement, individuals who at the beginning of such 12-month period were directors of the Borrower shall cease for any reason to constitute a majority of the board of directors of the Borrower; or (iii) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower; or

(i) The Borrower or any of its ERISA Affiliates shall incur, or, in the reasonable opinion of the Required Lenders, shall be reasonably likely to incur liability in excess of $75,000,000 in the aggregate as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of the Borrower or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan; or

(j) The Borrower asserts, or a final non-appealable determination is rendered by a court of competent jurisdiction to the effect, that this Agreement or any of the Notes is invalid or unenforceable.

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE VII

THE AGENT

SECTION 7.01. Authorization and Action. Each Lender hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

SECTION 7.02. Agent’s Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (i) may treat the payee of any Note as the holder thereof until the Agent receives and accepts an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.07; (ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or the existence at any time of any Default or to inspect the property (including the books and records) of the Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by facsimile transmission or electronic mail message) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 7.03. CNAI and Affiliates. With respect to its Commitment, the Advances made by it and the Note issued to it, CNAI shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include CNAI in its individual capacity. CNAI and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Borrower, any of its Subsidiaries and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if CNAI were not the Agent and without any duty to account therefor to the Lenders. The Agent shall have no duty to disclose any information obtained or received by it or any of its Affiliates relating to the Borrower or any of its Subsidiaries to the extent such information was obtained or received in any capacity other than as Agent.

SECTION 7.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 7.05. Indemnification. The Lenders agree to indemnify the Agent (to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of the Notes then held by each of them (or if no Notes are at the time outstanding or if any Notes are held by Persons that are not Lenders, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, claims, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by the Agent, any Lender or a third party.

SECTION 7.06. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent, provided that the appointment of any such successor Agent shall be subject to the consent of the Borrower (not to be unreasonably withheld or delayed) so long as no Event of Default has occurred and is continuing. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (a) waive any of the conditions specified in Section 3.01, (b) except as otherwise provided herein, increase the Commitments of the Lenders or any Lender’s percentage thereof, (c) reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, (d) except as otherwise provided herein, postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder or (f) amend this Section 8.01; and provided, further that (x) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note and (y) Section 2.15 may be amended or waived to permit the proceeds of the Advances to be used for working capital and other general corporate purposes of the Borrower and any of its Subsidiaries with the consent of the Agent.

SECTION 8.02. Notices, Etc. (a) Except as set forth in Section 8.02(d) below, all notices, requests, demands, and other communications relating this Agreement which any party is required or desires to give to the other shall be in writing, shall be sent by United States mail, commercial delivery service, facsimile transmission or electronic mail and shall be addressed to the party to receive the notice as specified in this Section. Any party may change its address for notices by sending a Notice pursuant to this Section 8.02.

(b) Notices to be sent to the Borrower via United States mail, delivery service or facsimile transmission shall be addressed to the Borrower at its address at P.O. Box 3100, 4300 N. Harbor Blvd., Fullerton, CA 92834-3100, Attention: Treasurer (Facsimile no.: (714) 773-6840), with a copy to the same address, Attention: General Counsel (Facsimile no.: (714) 773-7936). Notices to be delivered to any Initial Lender shall be addressed to the Initial Lender at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; and if to the Agent, at its address at 2 Penns Way, Suite 200, New Castle, Delaware 19720, Attention: Bank Loan Syndications (Facsimile no.: (212) 994-0961). Each party shall designate an address for the delivery of electronic mail messages at the written request of any other party.

(c) Notices sent by United States Mail shall be sent by first class mail, registered or certified, postage prepaid, and properly addressed and shall be deemed to have been given on the date actually received or the fifth day after mailing, whichever is earlier. Notices sent by commercial delivery service shall be sent using a service that provides traceability of packages and shall be deemed given on the date actually received or on the third business day after the date they are picked up by the delivery service. Notices given by facsimile transmission shall be deemed given on the next business day after the date transmitted, provided a confirming signed original is mailed to the party to whom the notice is addressed on the date it is transmitted. Electronic mail messages shall be deemed given to the addressee of such message only upon receipt of a reply electronic mail message confirming receipt, except that in the case of any Communications (as defined in clause (d) below) delivered in accordance with clause (d) below, notification from Interlinks that such Communications have been posted to Intralinks shall serve as a reply electronic mail message for purposes of this clause (c); provided, however, that an automated “out of office” or similar reply message shall not be deemed to confirm receipt.

(d) So long as CNAI or any of its Affiliates is the Agent, materials required to be delivered pursuant to Section 5.01(i)(i), (ii) and (iv) shall be delivered to the Agent in an electronic medium in a format acceptable to the Agent and the Lenders by e-mail at oploanswebadmin@citigroup.com, and such delivery shall satisfy the obligations of the Borrower to deliver such materials to the Lenders. The Borrower agrees that the Agent may make such materials, and with the prior consent of the Borrower any other written information, documents, instruments and other material relating to the Borrower, any of its Subsidiaries or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on Intralinks or a substantially similar electronic system (the “Platform”). The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent or any of its Affiliates in connection with the Platform.

(e) Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that if requested by any Lender the Agent shall deliver a copy of the Communications to such Lender by email or telecopier. Each Lender agrees (i) to notify the Agent in writing of such Lender’s e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.

SECTION 8.03. No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 8.04. Costs and Expenses. (a) The Borrower agrees to pay on demand all costs and expenses of the Agent and the Arrangers in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, (i) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses and (ii) the reasonable fees and expenses of counsel for the Agent and the Arrangers with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement. The Borrower further agrees to pay on demand all costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of rights under this Section 8.04(a).

(b) The Borrower agrees to indemnify and hold harmless the Agent, each Arranger and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all liabilities, obligations, claims, damages, losses, penalties, actions, judgments, suits, costs, disbursements and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances or (ii) the actual or alleged presence of Hazardous Materials on any property of the Borrower or any of its Subsidiaries or any Environmental Action relating in any way to the Borrower or any of its Subsidiaries, except to the extent such liability, obligation, claim, damage, loss, penalty, action, judgment, suit, cost, disbursement or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct, in each case regardless of whether the event giving rise to such liability shall have occurred prior to, on or after the date hereof. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. Notwithstanding any other provisions to the contrary herein, no obligation to indemnify and hold harmless any Indemnified Party under this Section arises from a failure by such Indemnified Party to comply with any laws, regulations, rules or orders that may apply to its business, or a failure by such Indemnified Party to possess the capacity to participate in the transactions contemplated by this Agreement or to take all actions necessary to authorize its participation in such transactions. The Borrower also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability arising out of or otherwise relating to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances.

(c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.07(d) or (e), 2.09 or 2.11, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, the Borrower shall, within seven days following demand by such Lender accompanied by a calculation in reasonable detail of the amount demanded (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

(d) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.10, 2.13 and 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

SECTION 8.05. Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the acceleration of the Advances pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.

SECTION 8.06. Binding Effect. This Agreement shall become effective (other than Section 2.01, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Borrower and the Agent and when the Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

SECTION 8.07. Assignments and Participations. (a) Each Lender may assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof, (iii) each such assignment shall be to an Eligible Assignee, and (iv) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note subject to such assignment and a processing and recordation fee of $3,500. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.11, 2.14 and 8.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (other than its obligations under Section 7.05 to the extent any claim thereunder relates to an event arising prior to such assignment) (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this

Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(c) The Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Agent in exchange for the surrendered Note a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment hereunder, a new Note to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A hereto.

(e) Each Lender may sell participations to one or more banks or other entities (other than the Borrower or any of its Affiliates) approved by the Borrower (unless an Event of Default has occurred and is continuing at the time any participation is effected), such approval not to be unreasonably withheld or delayed (it being understood that any objection by the Borrower to any Person reasonably considered by the Borrower to be a competitor, or an Affiliate of a competitor, of the Borrower shall be deemed to be not unreasonable); in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

(f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant, in each case, that is an Eligible Assignee or has otherwise been approved by the Borrower, or an SPC, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant or SPC shall agree to preserve the confidentiality of any Confidential Information relating to the Borrower received by it from such Lender in accordance with Section 8.08.

(g) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

(h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle sponsored, administered or managed by the Granting Lender (a “SPC”), identified as such in writing from time to time by the Granting Lender to the Agent and the Borrower, the option to provide to the Borrower all or any part of any Advance that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Advance, (ii) no SPC shall, solely by reason of any such grant or any Advance made by such SPC thereunder, be deemed to be a Lender hereunder, and (iii) the Granting Lender shall not be relieved of any of its obligations under this Agreement by reason of any such grant and, if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Advance, the Granting Lender shall be obligated to make such Advance pursuant to the terms hereof. The making of an Advance by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Advance were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof with respect to any claim arising out of, or relating to, this Agreement or any Note or the performance or non-performance of any obligation thereunder. In addition, notwithstanding anything to the contrary contained in this Section 8.07(h), any SPC may (A) with notice to, but without (except as provided below) the prior written consent of, the Borrower and the Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Advances to the Granting Lender or, with the consent of the Borrower and the Agent, to any financial institutions providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Advances and (B) disclose on a confidential basis (subject to the same terms as set forth in Section 8.08 with respect to the disclosure of any Confidential Information to assignees and participants) any non-public information relating to its Advances to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. For the avoidance of doubt, notwithstanding anything in this Section 8.07(h) to the contrary, no SPC nor any institution providing liquidity and/or credit support to, or for the account of, such SPC shall be entitled to the benefits of a Lender under this Agreement, including, but not limited to, the benefits under Sections 2.10 or 2.13 or any indemnification provisions, and the Granting Lender shall for all purposes, including any consent, approval or waiver hereunder, continue to be the Lender entitled to all the rights and benefits of a Lender under this Agreement, and bound by the obligations of a Lender hereunder, provided that in any case any such SPC (or any assignee thereof) shall be entitled to receive payments due in respect of any Advance made by such SPC hereunder. The Granting Lender hereby agrees to indemnify and hold harmless the Borrower from any additional cost or expense incurred by the Borrower in connection with the transactions contemplated by this Section 8.07(h) with respect to any grant made by such Granting Lender to any SPC. This section may not be amended without the written consent of the SPC.

SECTION 8.08. Confidentiality. Neither the Agent nor any Lender shall disclose any Confidential Information to any other Person without the consent of the Borrower, other than (a) to the Agent’s or such Lender’s Affiliates and their officers, directors, employees, agents and advisors and, as contemplated by Section 8.07(f), to actual or prospective assignees and participants and SPCs, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process; provided that unless specifically prohibited by applicable law or court order each Lender and the Agent shall use reasonable efforts to endeavor to notify the Borrower of any request of any governmental authority (other than any such request in connection with an examination of the financial condition or operation of such Lender or the Agent) for disclosure of any confidential information prior to disclosure thereof and (c) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking. Before the Agent or any Lender discloses any Confidential Information to any actual or prospective assignees and participants or SPCs, the Agent or Lender wishing to disclose the Confidential Information shall obtain the written agreement of the proposed recipient to keep the information confidential. Each such written agreement shall state that it is for the benefit of and may be enforced by Borrower and a copy of the written agreement signed by the proposed recipient shall be sent to Borrower.

SECTION 8.09. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 8.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 8.11. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 8.12. Patriot Act Notice. Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the Patriot Act. The Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Agent or any Lenders in order to assist the Agent and the Lenders in maintaining compliance with the Patriot Act.

SECTION 8.13. Waiver of Jury Trial. Each of the Borrower, the Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Notes or the actions of the Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BECKMAN COULTER, INC., as Borrower

By	/s/ ROGER B. PLOTKIN
Name: Roger B. Plotkin
Title:

CITICORP NORTH AMERICA, INC., as Administrative Agent

	By	/s/ J. GREGORY DAVIS
Name: J. Gregory Davis
Title: Authorized Signatory

Initial Lenders

Commitment

[Confidential Information Deleted]	CITICORP NORTH AMERICA, INC.

	By	/s/ J. GREGORY DAVIS
Name: J. Gregory Davis
Title: Authorized Signatory

[Confidential Information Deleted]	BANC OF AMERICA BRIDGE LLC

	By	/s/ JAMES W. FORD
Name: James W. Ford
Title: Senior Vice President

$185,000,000.00	Total of the Commitments